EXHIBIT E
Transactions in the Notes of C&D Technologies, Inc. in the Past 60 Days

					Gross
For the	Date of	Nature of		Shares Underlying	Consideration
Account of	Transaction	Transaction	Security	Notes Purchased	for Notes
Angelo, Gordon & Co., LP	11/08/2010	Open Market Purchase	C&D Technologies 5.50% 11/26/2011	2,139,534	$7,555,500